Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated May 9, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 2A dated January 21, 2025 and the Product Supplement No. 1A dated May 16, 2024

$277,000 Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index, Due February 14, 2030 Royal Bank of Canada

Royal Bank of Canada is offering Issuer Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the performance of the Bloomberg US Large Cap VolMax Index (the “Underlier”).

•	Contingent Coupons — If the Notes have not been called at our option, investors will receive a Contingent Coupon on a monthly Coupon Payment Date at a rate of 12.75% per annum if the closing value of the Underlier is greater than or equal to the Coupon Threshold (50% of the Initial Underlier Value) on the immediately preceding Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.
•	Call Feature — We will have the right to call the Notes, in whole, but not in part, at our discretion on any monthly Call Date beginning approximately one year following the Issue Date for 100% of their principal amount plus any Contingent Coupon otherwise due. No further payments will be made on the Notes.
•	Contingent Return of Principal at Maturity — If the Notes are not called at our option and the Final Underlier Value is greater than or equal to the Barrier Value (50% of the Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes plus the Contingent Coupon otherwise due. If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017KT36

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$277,000
Underwriting discounts and commissions(1)	1.25%	$3,462.50
Proceeds to Royal Bank of Canada	98.75%	$273,537.50

(1) We or one of our affiliates may pay varying selling concessions of up to $12.50 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $987.50 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $10.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $935.23 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underlier:	The Bloomberg US Large Cap VolMax Index. The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index (as defined below), in each case, deducted daily.
	Bloomberg Ticker	Initial Underlier Value(1)	Coupon Threshold and Barrier Value(2)
	BMAXUS	10,621.25	5,310.63
(1) The closing value of the Underlier on the Trade Date
(2) 50% of the Initial Underlier Value (rounded to two decimal places)
Trade Date:	May 9, 2025
Issue Date:	May 14, 2025
Valuation Date:*	February 11, 2030
Maturity Date:*	February 14, 2030
Payment of Contingent Coupons:

If the Notes have not been called at our option, investors will receive a Contingent Coupon on a Coupon Payment Date if the closing value of the Underlier is greater than or equal to the Coupon Threshold on the immediately preceding Coupon Observation Date.

No Contingent Coupon will be payable on a Coupon Payment Date if the closing value of the Underlier is less than the Coupon Threshold on the immediately preceding Coupon Observation Date. Accordingly, you may not receive a Contingent Coupon on one or more Coupon Payment Dates during the term of the Notes.

Contingent Coupon:	If payable, $10.625 per $1,000 principal amount of Notes (corresponding to a rate of 1.0625% per month or 12.75% per annum)
Call Feature:	We will have the right to call the Notes, in whole, but not in part, at our discretion on any Call Date by providing the trustee at least three business days’ notice. Under these circumstances, investors will receive on the Call Date per $1,000 principal amount of Notes an amount equal to $1,000 plus any Contingent Coupon otherwise due. No further payments will be made on the Notes.
Payment at Maturity:

If the Notes are not called at our option, investors will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to any Contingent Coupon otherwise due:

•

If the Final Underlier Value is greater than or equal to the Barrier Value: $1,000

•

If the Final Underlier Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return)

If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

P-2	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Coupon Observation Dates:*	Monthly, as set forth in the table below
Coupon Payment Dates:*	Monthly, as set forth in the table below
Call Dates:*	Monthly, beginning approximately one year following the Issue Date, on each Coupon Payment Date (other than the final Coupon Payment Date) from and including the twelfth Coupon Payment Date, which is May 14, 2026
Calculation Agent:	RBCCM

Coupon Observation Dates*	Coupon Payment Dates*
June 9, 2025	June 12, 2025
July 9, 2025	July 14, 2025
August 11, 2025	August 14, 2025
September 9, 2025	September 12, 2025
October 9, 2025	October 15, 2025
November 10, 2025	November 14, 2025
December 9, 2025	December 12, 2025
January 9, 2026	January 14, 2026
February 9, 2026	February 12, 2026
March 9, 2026	March 12, 2026
April 9, 2026	April 14, 2026
May 11, 2026	May 14, 2026
June 9, 2026	June 12, 2026
July 9, 2026	July 14, 2026
August 10, 2026	August 13, 2026
September 9, 2026	September 14, 2026
October 9, 2026	October 15, 2026
November 9, 2026	November 13, 2026
December 9, 2026	December 14, 2026
January 11, 2027	January 14, 2027
February 9, 2027	February 12, 2027
March 9, 2027	March 12, 2027
April 9, 2027	April 14, 2027
May 10, 2027	May 13, 2027
June 9, 2027	June 14, 2027
July 9, 2027	July 14, 2027
August 9, 2027	August 12, 2027
September 9, 2027	September 14, 2027
October 11, 2027	October 14, 2027
November 9, 2027	November 15, 2027
December 9, 2027	December 14, 2027
P-3	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
Coupon Observation Dates*	Coupon Payment Dates*
January 10, 2028	January 13, 2028
February 9, 2028	February 14, 2028
March 9, 2028	March 14, 2028
April 10, 2028	April 13, 2028
May 9, 2028	May 12, 2028
June 9, 2028	June 14, 2028
July 10, 2028	July 13, 2028
August 9, 2028	August 14, 2028
September 11, 2028	September 14, 2028
October 9, 2028	October 12, 2028
November 9, 2028	November 14, 2028
December 11, 2028	December 14, 2028
January 9, 2029	January 12, 2029
February 9, 2029	February 14, 2029
March 9, 2029	March 14, 2029
April 9, 2029	April 12, 2029
May 9, 2029	May 14, 2029
June 11, 2029	June 14, 2029
July 9, 2029	July 12, 2029
August 9, 2029	August 14, 2029
September 10, 2029	September 13, 2029
October 9, 2029	October 12, 2029
November 9, 2029	November 15, 2029
December 10, 2029	December 13, 2029
January 9, 2030	January 14, 2030
February 11, 2030 (the Valuation Date)	February 14, 2030 (the Maturity Date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-4	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 2A dated January 21, 2025 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 2A dated January 21, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325000719/dp223676_424b2-us2a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

If a Material Index Amendment Event occurs prior to the Valuation Date, the Calculation Agent may elect in its sole discretion to cause the Maturity Date to be accelerated to a date no later than the tenth business day following the occurrence of that Material Index Amendment Event. In the event of such an acceleration, the amount payable in respect of the Notes on the Maturity Date as so accelerated will be the value of the Notes, as determined by the Calculation Agent in its sole discretion by reference to, among other things, the value of any embedded options or other derivatives, on a day determined by the Calculation Agent that falls on or after the date on which that Material Index Amendment Event occurred (or, if the Calculation Agent determines in its sole discretion that referencing another day would achieve a more equitable result, such other day). In determining the value of the Notes, the Calculation Agent will not take into account any change in our creditworthiness or credit spreads since the Trade Date.

P-5	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

A “Material Index Amendment Event” will occur if, as determined by the Calculation Agent in its sole discretion, the index sponsor of any of the Underlier or the Underlying Index makes, or announces that it will make, or that it will undertake a consultation with respect to, a material change in the formula for or the method of calculating any such index or any other material modification of the index methodology governing any such index, except for one of the following:

•	an exercise of routine judgment in the administration of the relevant index methodology, provided that such routine judgment will not include deviations or alterations to the relevant index methodology designed to improve the financial performance of the relevant index;

•	a modification to correct errors in implementation of the relevant index methodology or calculations made pursuant to the relevant index methodology; or

•	an adjustment in response to an unanticipated event outside of the control of the index sponsor, such as a stock split, merger, listing or delisting, nationalization or insolvency of a component of the relevant index, a disruption in the financial markets for specific assets or in a particular jurisdiction, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance.

P-6	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Coupon Threshold and Barrier Value of 50% of the Initial Underlier Value and the Contingent Coupon of $10.625 per $1,000 principal amount of Notes. The table and examples below also assume that the Notes are not called at our option and do not account for any Contingent Coupons that may be paid prior to maturity. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Payment at Maturity per $1,000 Principal Amount of Notes*	Payment at Maturity as Percentage of Principal Amount*
50.00%	$1,010.625	101.0625%
40.00%	$1,010.625	101.0625%
30.00%	$1,010.625	101.0625%
20.00%	$1,010.625	101.0625%
10.00%	$1,010.625	101.0625%
5.00%	$1,010.625	101.0625%
0.00%	$1,010.625	101.0625%
-5.00%	$1,010.625	101.0625%
-10.00%	$1,010.625	101.0625%
-20.00%	$1,010.625	101.0625%
-30.00%	$1,010.625	101.0625%
-40.00%	$1,010.625	101.0625%
-50.00%	$1,010.625	101.0625%
-50.01%	$499.900	49.9900%
-60.00%	$400.000	40.0000%
-70.00%	$300.000	30.0000%
-80.00%	$200.000	20.0000%
-90.00%	$100.000	10.0000%
-100.00%	$0.000	0.0000%

* Including any Contingent Coupon otherwise due

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 30%.
	Underlier Return:	30%
	Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $10.625 = $1,010.625

In this example, the payment at maturity is $1,010.625 per $1,000 principal amount of Notes.

Because the Final Underlier Value is greater than the Coupon Threshold and Barrier Value, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon otherwise due. This example illustrates that investors do not participate in any appreciation of the Underlier, which may be significant.

P-7	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
Example 2 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 10% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Coupon Threshold and Barrier Value).
	Underlier Return:	-10%
	Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $10.625 = $1,010.625

In this example, the payment at maturity is $1,010.625 per $1,000 principal amount of Notes.

Because the Final Underlier Value is greater than the Coupon Threshold and Barrier Value, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon otherwise due.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 60% (i.e., the Final Underlier Value is below the Coupon Threshold and Barrier Value).
	Underlier Return:	-60%
	Payment at Maturity:	$1,000 + ($1,000 × -60%) = $1,000 – $600 = $400

In this example, the payment at maturity is $400 per $1,000 principal amount of Notes, representing a loss of 60% of the principal amount.

Because the Final Underlier Value is less than the Barrier Value, investors do not receive a full return of the principal amount of their Notes. In addition, because the Final Underlier Value is less than the Coupon Threshold, investors do not receive a Contingent Coupon at maturity.

Investors in the Notes could lose a substantial portion or all of the principal amount of their Notes at maturity. The table and examples above assume that the Notes are not called at our option. However, if the Notes are called at our option, investors will not receive any further payments after the Call Date.

P-8	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, underlying supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value. You could lose a substantial portion or all of your principal amount at maturity.

•	You May Not Receive Any Contingent Coupons — We will not necessarily pay any Contingent Coupons on the Notes. If the closing value of the Underlier is less than the Coupon Threshold on a Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of the Underlier is less than the Coupon Threshold on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	You Will Not Participate in Any Appreciation of the Underlier, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the Contingent Coupons, if any, that may be payable on the Notes, regardless of any appreciation of the Underlier, which may be significant. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	The Notes Are Subject to an Optional Call — We will have the right to call the Notes, in whole, but not in part, at our discretion on any Call Date. If we call the Notes at our option, you will not receive any further payments on the Notes. It is more likely that we will call the Notes when the expected payments on the Notes are greater than the interest that would be payable on other instruments of a comparable maturity and credit rating trading in the market. Because the Notes could be called as early as approximately one year after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the call at our option in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United

P-9	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect

P-10	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier — Our affiliate, RBCCM, coordinated with Bloomberg Index Services Limited (the “Index Sponsor”) in the development of the Underlier. RBCCM had no obligation to consider your interests as an investor in the Notes in connection with that role. The inclusion of the securities in the Underlying Index is not an investment recommendation by us or RBCCM of those securities or indicative of any view that we or RBCCM have regarding those securities.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Securities Included in the Underlying Index — As an investor in the Notes, you will not have voting rights or any other rights with respect to the securities included in the Underlying Index.

•	The Value of the Underlier Will Reflect a Notional Financing Cost, a 6% per Annum Deduction Factor and a Transaction Cost, in Each Case, Deducted Daily — The Underlier is subject to a notional financing cost, a 6% per annum deduction and a transaction cost of 0.01% applied to the change in exposure to the Underlying Index, in each case, deducted daily. As a result of the daily deductions, the value of the Underlier will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. The actual cost of maintaining a position in the Underlying Index at any time may be less than the notional financing cost. SOFR has fluctuated significantly over time. For example, on December 31, 2021, SOFR was 0.05%, and on December 29, 2023, SOFR was 5.38%. SOFR in the future could be higher, perhaps significantly higher, than it has been in the past. Any increase in SOFR will increase the adverse effect of the notional financing cost on the performance of the Underlier.

The Underlier rebalances on a daily basis, and therefore the transaction cost will be deducted from the value of the Underlier on a daily basis. The Underlier may incur additional transaction cost compared with an identical index that rebalances less frequently.

The daily deductions will place a significant drag on the performance of the Underlier, assuming that the notional financing cost remains positive, potentially offsetting positive returns on the Underlier’s investment strategy, exacerbating negative returns of its investment strategy and causing the value of the Underlier to decline steadily if the return of its investment strategy is relatively flat. The Underlier will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the daily deductions, and then only to the extent that the return of its investment strategy is greater than the deducted amounts. As a result of the daily deductions, the value of the Underlier may decline even if the return of its investment strategy is positive.

The following table provides the negative impact of the transaction cost on the performance of the Underlier based on hypothetical back-tested and historical performance from October 1, 2003 to May 1, 2025. Following that period, the

P-11	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

transaction cost will depend on market conditions and the actual negative impact following that period may be greater, perhaps significantly greater, than the values set forth below.

Average Per Annum Transaction Cost	Maximum Transaction Cost Over Any Annual Period
0.34%	0.81%

•	The Underlier May Not Be Successful or Outperform Any Alternative Strategy That Might Be Employed in Respect of the Underlying Index — No assurance can be given that the investment strategy on which the Underlier is based will be successful or that the Underlier will outperform any alternative strategy that might be employed with respect to the Underlying Index.

•	The Underlier May Not Approximate Its Target Volatility — No assurance can be given that the Underlier will maintain an annualized realized volatility that approximates its target volatility of 40%. Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. On each day, the realized volatility of the Underlying Index used to determine the exposure of the Underlier to the Underlying Index on the following day is equal to the lower of the short-term (20-day) realized volatility of the Underlying Index and the long-term (60-day) realized volatility of the Underlying Index. However, there is no guarantee that the methodology used by the Underlier to determine the realized volatility of the Underlying Index will be representative of the realized volatility that the Underlying Index will experience. Realized volatility is backward looking, and there is no guarantee that trends exhibited by historical realized volatility will continue in the future. In addition, the volatility of the Underlying Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by the Underlier to fully reflect those changes and for the exposure of the Underlier to be adjusted accordingly. In particular, since the Underlier references the lower of the short-term and the long-term realized volatility of the Underlying Index, if the short-term realized volatility of the Underlying Index increases suddenly, the Underlier’s exposure to the Underlying Index may not be reduced unless and until the long-term realized volatility of the Underlying Index also increases. Furthermore, the maximum exposure and minimum exposure may limit the ability of the Underlier to approximate its target volatility. Because the minimum exposure is 100%, the exposure of the Underlier to the Underlying Index will not be reduced when the realized volatility of the Underlying Index exceeds 40%. As a result of the foregoing, the actual annualized realized volatility of the Underlier may be greater than or less than the target volatility, which may adversely affect the value of the Underlier and the value of the Notes.

•	The Underlier Is Subject to Risks Associated with the Use of Significant Leverage — On each day, the Underlier will employ leverage to increase the exposure of the Underlier to the Underlying Index if the realized volatility of the Underlying Index is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the Underlying Index has tended to exhibit a realized volatility below 40%. Accordingly, the Underlier has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the values of the Underlying Index will result in greater changes in the value of the Underlier than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Index, which, in turn, would negatively affect the performance of the Underlier. The use of leverage will cause the volatility of the Underlier to be greater, perhaps significantly greater, than the volatility of the Underlying Index. The exposure of the Underlier to the Underlying Index may be relatively high during periods of negative performance of the Underlying Index and/or relatively low during periods of positive performance of the Underlying Index, which would adversely affect the performance of the Underlier, perhaps significantly. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

The average exposure of the Underlier to the Underlying Index is 339% based on hypothetical back-tested and historical performance from October 1, 2003 to May 1, 2025. Following that period, the amount of leverage employed by the Underlier will depend on market conditions and may differ, perhaps significantly, from the value set forth above.

P-12	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
•	The Underlier May Be Adversely Affected by a “Volatility Drag” Effect — The Underlier is expected to be subject to a “volatility drag” effect due to the daily resetting leveraged exposure to the Underlying Index. The drag effect is likely to occur when the value of the Underlying Index moves in one direction one day and the other direction the next. Resetting the exposure of the Underlier after an increase but in advance of a decline in the Underlying Index would cause the Underlier to have increased exposure to that decline, and resetting the exposure following a decline but in advance of an increase in the Underlying Index would cause the Underlier to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Underlier will be relative to the performance of the Underlying Index. Because the Underlier rebalances on a daily basis, the Underlier may be subject to a greater drag effect compared with an identical index that rebalances less frequently.

•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways — The Underlier was established recently and therefore has a limited operating history. Because the Underlier is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

•	Hypothetical Back-Tested Data Relating to the Underlier Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations — Hypothetical back-tested performance measures of the Underlier are purely theoretical and do not represent the actual historical performance of the Underlier and have not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities — Because some of the equity securities composing the Underlying Index are issued by non-U.S. issuers, an investment in the Notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of the Underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect Any Payments on the Notes — The sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance and the performance of the Underlier. The Calculation Agent will calculate the value to be used as the closing value of the Underlier in the event of certain material changes in, or modifications to, the Underlier. In addition, the sponsor of the Underlier may also discontinue or suspend calculation or publication of the Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlier or, if no successor index is available, the Calculation Agent will determine the value to be

P-13	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

used as the closing value of the Underlier. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

In addition, if a modification to the Underlier or the Underlying Index constitutes a Material Index Amendment Event, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Additional Terms of Your Notes—Supplemental Terms of the Notes” above.

P-14	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

INFORMATION REGARDING THE UNDERLIER

The Underlier was developed by the Index Sponsor, in coordination with RBCCM, and is calculated, maintained and published by the Index Sponsor. The Underlier was established on December 9, 2024.

The Underlier attempts to provide variable exposure to the Bloomberg US Large Cap Total Return Index (the “Underlying Index”), while targeting a volatility level of 40% (the “target volatility”), with a maximum exposure to the Underlying Index of 500% and a minimum exposure to the Underlying Index of 100%. The Underlying Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested. For more information about the Underlying Index, see “Background on the Bloomberg US Large Cap Total Return Index and the Bloomberg US 2000 Total Return Index” in the accompanying underlying supplement.

The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index, in each case, deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The Underlier is an “excess return” index and not a “total return” index because, as part of the calculation of the level of the Underlier, the performance of the Underlying Index is reduced by the notional financing cost.

Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. For example, if the realized volatility of the Underlying Index is equal to 20%, the exposure of the Underlier to the Underlying Index will equal 200% (or 40% / 20%) and if the realized volatility of the Underlying Index is equal to 50%, the exposure of the Underlier to the Underlying Index will equal 100% (because 40% / 50% is less than 100%). The Underlier’s exposure to the Underlying Index will be greater than 100% when the realized volatility of the Underlying Index is less than 40%, and the Underlier’s exposure to the Underlying Index will be equal to 100% when the realized volatility of the Underlying Index is greater than or equal to 40%. In general, the Underlier’s target volatility feature is expected to result in the volatility of the Underlier being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Underlier will be stable at any time.

The notional financing cost, the 6% deduction factor and the transaction cost will offset appreciation of the Underlying Index, heighten depreciation of the Underlying Index and generally act as drags on the performance of the Underlier. The Underlier will trail the performance of an identical index without those deductions.

Certain features of the Underlier, including the deductions described above, are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the Notes as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the Notes to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Underlier, and your return on the Notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these deductions.

The Underlier is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

No assurance can be given that the investment strategy used to construct the Underlier will achieve its intended results or that the Underlier will be successful or will outperform any alternative index or strategy that might reference the Underlying Index.

For more information about the Underlier, see “The Bloomberg VolMax Index Series” in the accompanying underlying supplement.

P-15	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

Hypothetical Back-Tested and Historical Information

The following graph sets forth hypothetical back-tested and historical closing values of the Underlier for the period from January 1, 2015 to May 9, 2025. The Underlier was launched on December 9, 2024. Accordingly, all closing values for periods prior to the launch date are based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Underlier. The hypothetical back-tested performance of the Underlier is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Underlier in the future. The future performance of the Underlier may vary significantly from the hypothetical back-tested and historical performance illustrated in the graph below.

The red line represents the Coupon Threshold and Barrier Value. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

Bloomberg US Large Cap VolMax Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-17	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately twelve months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the

P-18	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

P-19	RBC Capital Markets, LLC